Exhibit 5.1

14 May, 2021

Constellium SE

Washington Plaza

40-44 rue Washington

75008 Paris

France

Constellium SE – Registration Statement on Form S-8

Ladies and Gentlemen,

We have acted as legal counsel as to matters of French law to Constellium SE, a Societas Europaea, with its corporate seat in Washington Plaza, 40-44 rue Washington, 75008 Paris, France (the “Company”), in connection with the filing by the Company under the Securities Act of 1933, as amended, of a registration statement on Form S-8, dated the date hereof (the “Form S-8”), in relation to the registration of up to 6,800,000 ordinary shares of the Company (with nominal value €0.02 per share) (the “Shares”, and each a “Share”) that may be issued pursuant to the Constellium SE 2013 Equity Incentive Plan (the “Plan”), with the United States Securities and Exchange Commission (the “SEC”).

This opinion is furnished to you in order to be filed as an exhibit to the Form S-8 to be filed by you with the SEC.

A.	For the purpose of this opinion, we have exclusively examined and relied upon photocopies or copies received by fax or by electronic means, or originals if so expressly stated, of the following documents:

a) the Form S-8;

b) the Plan;

c) a certified copy of the articles of association (statuts) of the Company as of 11 May, 2021 (the “French Articles”);

d)  a certified copy of the resolutions (the “Resolutions”) of the general meeting of the Company’s shareholders adopted on 11 May 2021, relating, inter alia, to the authorization granted to the Board of Directors to freely allocate shares, to be issued or existing, under the Company’s 2013 Equity Incentive Plan, for a 38-month-period up to 6,800,000 ordinary shares of the Company (the “Authorization”) and

e) a K-bis extract (Extrait K-bis) of the Company issued by the Registre du Commerce et des Sociétés of Paris on 13 May, 2021 (the “Extract”).

The Form S-8, the Plan and the Resolutions are collectively also referred to as the “Documents”.

B.	In rendering this opinion, we have assumed:

a)  the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity and completeness of all documents submitted to us as copies of drafts, originals or execution copies and the exact conformity to the originals of all documents submitted to us as photocopies or copies transmitted by facsimile or by electronic means and that all documents were at this date, and have through the date hereof remained, accurate and in full force and effect without modifications;

b)  that the Plan constitutes and will constitute a legal, valid and binding obligation of the participants in the Plan and the Company, respectively, and is enforceable in accordance with its terms under all applicable laws;

c)  that (a) the Authorization, as renewed from time to time, will be in full force and effect (i) as at the date of granting of any rights to subscribe for the Shares under the Plan or, as the case may be, (ii) as at the date of issuance of any Shares under the Plan, and (b) any rights to subscribe for the Shares under the Plan have been validly granted;

d)  prior to the registration (immatriculation) of the Company with the Greffe of the Paris Tribunal de commerce, the Company was duly established and validly existed as an SE registered in The Netherlands with a capital divided into 137,867,418 ordinary shares with a nominal value of euro 0.02, validly issued, fully paid and non-assessable;

e)  all corporate action necessary for the transfer of the Company’s corporate seat from The Netherlands to France (the “Transfer of the Corporate Seat”) has been taken, and the Transfer of Corporate Seat has been duly authorized and completed, in accordance with the European Council Regulation (EC) No. 2157/2001 (the “SE Regulation”), Dutch law and any other relevant law (other than the laws of the Republic of France);

f)   the resolutions of the extraordinary general meeting of the Company’s shareholders adopted on 25 November 2019, relating, inter alia, to the Transfer of the Corporate Seat have been duly approved in accordance with the SE Regulation and Dutch law;

g)  that any Shares will be issued, paid and duly accepted (a) as contemplated in and in accordance with the Documents, (b) in accordance with any applicable law (including, without limitation, the laws of France), (c) in accordance with the articles of association of the Company as in force at the date of issuance of such Shares and (d) with such terms so as not to violate any applicable law (including, for the avoidance of doubt, any law applicable at the time of such issue, offer, delivery and acceptance) and upon issue of each Share at least a consideration (in cash or in kind) will be paid to the Company on such Share with a value equal to the nominal amount thereof and any premium agreed upon;

h)  that the Company is not in a state of cessation of payments (cessation des paiements) as of the date hereof (or any similar state in any jurisdiction other than France), and is not subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws in any jurisdiction;

i) that each time a Share is issued, the available reserves of the Company are sufficient for such Share to be validly issued;

j) that the information set forth in the Extract is on the date hereof complete and accurate;

k) that the Resolutions have not been annulled, revoked, rescinded or amended and are in full force and effect as at the date hereof; and

l)   that any issuance of Shares will not require the Company to publish a prospectus or equivalent document under the Regulation (EU) 2017/1129 of the European Parliament and of the Council of 14 June 2017 and the rules as promulgated hereunder, each as amended from time to time.

C.	We are rendering this opinion in our capacity as Avocats au Barreau de Paris and this opinion is limited to, and is to be construed in accordance with, the laws of the French Republic and relates to matters of French law exclusively. In this opinion, references to French law or to the laws of the French Republic are to be read as references to the laws and regulations of France in full force and effect as of the date hereof, as interpreted by the Cour de Cassation and the Conseil d’Etat (being the supreme courts of the French judiciary and administrative court systems, respectively) in their decisions reported in major legal publication. We express no opinion as to (i) any matter of foreign law nor as to any matter of fact and, in particular, we express no opinion on European Community law as it affects any jurisdiction other than the Republic of France, (ii) matters of competition law, and (iii) matters of taxation. In addition, we have assumed that no foreign law affects the conclusions stated in this opinion and that the recognition by a French court pursuant to a treaty or otherwise of the effects in France of a foreign law does not affect the conclusions stated in this opinion.

This opinion is strictly limited to the matters specifically stated in Section D below and may not be read as extending by implication to any matters not specifically referred to herein. In particular, nothing in this opinion should be taken as expressing an opinion of our part in respect of any representations and warranties of the parties or any other facts, computations or information contained in the Documents or in respect of any other agreement, instrument or document referred to in the Documents.

French law concepts used in this opinion and described in English may not have the same meaning under the laws of other jurisdictions and words appearing in the French language have the meaning ascribed to them under French law and prevail over their translation into English. This opinion is given by Shearman & Sterling LLP (“Shearman & Sterling”) and may only be relied upon under the express condition that (i) any issues of interpretation or liability arising hereunder will be governed by the laws of the French Republic and will be brought exclusively before a court of France, and (ii) such liability, if any, shall be limited to Shearman & Sterling only, to the exclusion of any of its directors, partners, employees, shareholders and advisors or its or their affiliates and to the aggregate of the amount paid under Shearman & Sterling’s professional insurance in the particular instance and any applicable deductible payable thereunder.

D.	Based upon and subject to the foregoing and to the further qualifications, limitations and exceptions set forth herein, and subject to any factual matters not disclosed to us and inconsistent with the information revealed by the documents reviewed by us in the course of our examination referred to above, we are as at the date hereof of the following opinion:

a) the Company is duly incorporated (immatriculée), and is validly existing under the laws of the French Republic as a European limited-liability company (Societas Europaea); and

b) the Shares, when duly issued and paid for in accordance with the Plan, will be validly issued by the Company and will be fully paid and non-assessable.

E.	Our opinions expressed above are subject to the following qualifications:

a) we express no opinion as to the accuracy of any representations given by the Company, or any other party (express or implied) under or by virtue of the Documents;

b) Our opinion in paragraph D. 1 above is based on a review of the French Articles and the Extract, and the Extract is not conclusively capable of revealing whether or not:

•	a winding-up has been made or a resolution passed for the dissolution (winding-up) of the Company, or the Company’s operations have terminated (cessation d’activité), or

•	an order for the procédure de sauvegarde, sauvegarde accélérée, sauvegarde financière accélérée, redressement judiciaire or liquidation judiciaire has been issued,

as notice of these matters may not be filed immediately and, when filed, may not be entered on the records immediately. Eventually, a mandat ad hoc or a conciliatory procedure (procédure de conciliation) will not appear in the Extract.

c)	Our opinions are subject to the effects of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally including, without limitation, any judicial reorganization (redressement judiciaire), judicial liquidation (liquidation judiciaire), safeguard proceedings (procédure de sauvegarde), accelerated safeguard proceedings (procédure de sauvegarde accélérée), accelerated financial safeguard proceedings (procédure de sauvegarde financière accélérée), appointment of any conciliateur, or ad-hoc agent (mandataire ad-hoc) or judicial administrator (administrateur provisoire), or any procedure in accordance with Livre Sixième of the French Code de commerce, or any similar proceedings in any jurisdiction other than France; and this opinion is given subject to the application of all such laws which may affect the performance by the parties of the provisions of the Documents and

d)	The term “non-assessable”, which has no recognized meaning in French law, for the purposes of this opinion means that no present or future holder of such Shares will be subject to personal liability, by reason of being such a holder, for additional payments or calls for further funds by the Company or any other person.

We assume no obligation to update this opinion or to inform any person of any changes of law or other matters coming to our knowledge occurring after the date hereof which may affect this opinion in any respect. This opinion is given for the purposes of the Form S-8 only and may not be disclosed or quoted other than as an exhibit to (and therefore together with) the Form S-8, without our prior consent.

This opinion is addressed to you and given for the sole purpose of the registration of the Shares with the SEC. We hereby consent to the filing of this opinion letter as an exhibit to the Form S-8. In giving such consent we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. However, it may not be otherwise disclosed or quoted to any person other than to your legal advisers or relied upon by any person or be used for any other purpose, without our prior written consent in each instance.

Very truly yours,

/s/ Shearman & Sterling LLP

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